                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2000

                          NEXTLINK COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)


Delaware                            000-22939                91-1738221
(State or other                   (Commission File           (IRS Employer
jurisdiction of                      Number)                 Identification No.)
incorporation)

1505 Farm Credit Drive, McLean, Virginia                          22102
(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code: 703-547-2000

                                 Not Applicable
          (Former name or former address, if changed from last report)

Item 5. Other Events

      (a) NEXTLINK Communications, Inc. ("NEXTLINK") and Concentric Network Corporation ("Concentric") have entered into a definitive agreement to merge (the "Merger") whereby all the issued and outstanding common stock of Concentric will be exchanged for $45 of NEXTLINK common stock. The value of NEXTLINK common stock will be based on the 20-day average trading price (average stock price) of NEXTLINK common stock prior to closing, subject to a collar. The collar provides that the exchange ratio will not be less than 0.495 (if NEXTLINK's average stock price exceeds $90.91), or more than 0.650 (if NEXTLINK's average stock price in less than $69.23). Based on NEXTLINK's closing stock price of $78.50 on January 7, 2000, the last trading day prior to the announcement of the transaction, the exchange ratio would be 0.5732 NEXTLINK shares per Concentric share.

      The Boards of Directors of NEXTLINK and Concentric have unanimously approved the Merger. The majority of NEXTLINK's voting stockholders have agreed to approve the transaction. The Merger will become effective subject to approval by Concentric stockholders and regulatory approval.

      The Merger provides that both NEXTLINK and Concentric will merge into Newco, the surviving corporation of the Merger.

      (b) On February 3, 2000, NEXTLINK entered into a $1,000,000,000 Credit and Guaranty Agreement (the "Credit Facility") with various lenders, Goldman Sachs Credit Partners L.P., as syndication agent, Toronto Dominion (Texas), Inc., as administrative agent, Barclays Bank PLC, and The Chase Manhattan Bank, as co-documentation agents and Goldman Sachs Credit Partners L.P., and TD Securities (USA) Inc., as joint lead arrangers, and certain subsidiaries of NEXTLINK, as guarantors. Up to $125 million of the Credit Facility is secured by a pledge of the stock of certain of the NEXTLINK's subsidiaries, and will be secured by substantially all of the assets of those subsidiaries and NEXTLINK.

      The Credit Facility consists of a Tranche A Term Loan in the aggregate amount of up to $387,500,000, a Tranche B Term Loan in the aggregate amount of up to $225,000,000, and a Revolving Facility in the aggregate amount of up to $387,500,000. In addition, the Credit Facility may be increased by up to an additional $1,000,000,000 under certain circumstances.

      Up to approximately $125,000,000 of the proceeds from the Credit Facility will be used to finance capital expenditures, to provide working capital and for other general corporate purposes. The remainder will be used to provide purchase money financing for the construction, acquisition or improvement of Telecommunication Assets (as defined in the Credit Facility).

Item 7. Financial Statements and Exhibits.

            CONCENTRIC'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

          Concentric's Historical Consolidated Financial Statements -
                      Nine Months Ended September 30, 1999

                         CONCENTRIC NETWORK CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                September 30,  December 31,
                                                                                    1999         1998
                                                                                  ---------    ---------
                                                                                 (Unaudited)
                                            ASSETS
Current assets:
     Cash and cash equivalents ................................................   $  82,982    $  98,988
     Short term investments ...................................................      70,396       52,226
     Current portion of restricted cash .......................................     142,809       19,125
     Accounts receivable, net .................................................      19,689       13,714
     Other current assets .....................................................       8,562        3,058
                                                                                  ---------    ---------
              Total current assets ............................................     324,438      187,111

Property and equipment, net ...................................................      73,927       64,268
Restricted cash, net of current portion .......................................       8,881       17,113
Goodwill and other intangible assets ..........................................      16,190       20,364
Long term investments .........................................................      22,206         --
Other assets ..................................................................      11,087        9,401
                                                                                  ---------    ---------
                           Total assets .......................................   $ 456,729    $ 298,257
                                                                                  =========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable .........................................................   $  27,419    $  26,342
     Accrued compensation and other employee benefits .........................       3,269        2,024
     Other current liabilities ................................................      10,915        4,559
     Current portion of capital lease obligations .............................       6,377        6,543
     Deferred revenue .........................................................       4,828        3,104
                                                                                  ---------    ---------

              Total current liabilities .......................................      52,808       42,572

Capital lease obligations, net of current portion .............................       6,788       10,434
Notes payable .................................................................     146,354      146,021
Other long term liabilities ...................................................          98         --
Commitments
Redeemable exchangeable preferred stock .......................................     173,372      156,105
Convertible redeemable preferred stock ........................................      39,223         --

Stockholders' equity (deficit):
     Common stock .............................................................     363,684      190,076
     Accumulated deficit ......................................................    (324,981)    (246,055)
     Deferred compensation ....................................................        (617)        (896)
                                                                                  ---------    ---------
              Total stockholders' equity (deficit) ............................      38,086      (56,875)
                                                                                  ---------    ---------
                           Total liabilities and stockholders' equity (deficit)   $ 456,729    $ 298,257
                                                                                  =========    =========

                         CONCENTRIC NETWORK CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited
                    (In thousands, except per share amounts)

                                                          Three Months Ended        Nine Months Ended
                                                             September 30,             September 30,
                                                        ----------------------    ----------------------
                                                           1999         1998         1999         1998
                                                        ---------    ---------    ---------    ---------
Revenue .............................................   $  38,082    $  21,579    $ 101,175    $  57,725
                                                        ---------    ---------    ---------    ---------
Costs and expenses:
     Cost of revenue ................................      34,711       22,906       93,894       60,834
     Development ....................................       2,596        2,100        7,953        5,405
     Marketing and sales ............................      13,734       11,494       37,308       29,279
     General and administrative .....................       3,822        2,547       10,566        6,811
     Amortization of goodwill and other intangible
       assets .......................................       1,392        1,100        4,175        2,449
     Acquisition related charges ....................        --           --           --          1,291
     Write off of in-process technology .............        --           --           --          5,200
                                                        ---------    ---------    ---------    ---------
         Total costs and expenses ...................      56,255       40,147      153,896      111,269
                                                        ---------    ---------    ---------    ---------
Loss from operations ................................     (18,173)     (18,568)     (52,721)     (53,544)

Net interest expense and other ......................      (1,920)      (2,390)      (7,775)     (10,885)
                                                        ---------    ---------    ---------    ---------
Loss before extraordinary item ......................     (20,093)     (20,958)     (60,496)     (64,429)

Extraordinary gain on early retirement of debt ......        --           --           --          3,042
                                                        ---------    ---------    ---------    ---------
Net loss ............................................     (20,093)     (20,958)     (60,496)     (61,387)

Preferred stock dividends and accretion .............      (7,115)      (5,279)     (18,430)      (6,556)
                                                        ---------    ---------    ---------    ---------
         Net loss attributable to common stockholders   $ (27,208)   $ (26,237)   $ (78,926)   $ (67,943)
                                                        =========    =========    =========    =========

Net loss per share:
     Loss before extraordinary item .................   $   (0.48)   $   (0.71)   $   (1.56)   $   (2.23)
     Extraordinary gain .............................        --           --           --           0.11
                                                        ---------    ---------    ---------    ---------
     Net loss .......................................       (0.48)       (0.71)       (1.56)       (2.12)
     Preferred stock dividends and accretion ........       (0.17)       (0.18)       (0.47)       (0.23)
                                                        ---------    ---------    ---------    ---------
         Net loss attributable to common stockholders   $   (0.65)   $   (0.89)   $   (2.03)   $   (2.35)
                                                        =========    =========    =========    =========
Shares used in computing net loss per share
   attributable to common stockholders ..............      41,789       29,388       38,920       28,858
                                                        =========    =========    =========    =========

                         CONCENTRIC NETWORK CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    Unaudited
                                 (In thousands)

                                                                                             Nine Months Ended
                                                                                                September 30,
                                                                                           ----------------------
                                                                                              1999         1998
                                                                                           ---------    ---------
Operating Activities:
     Net loss ..........................................................................   $ (78,926)   $ (67,943)
         Adjustments to reconcile net loss to net cash used in operating activities:
              Depreciation .............................................................      20,207       17,618
              Amortization of deferred interest, cost of revenue and marketing and sales
                related to issuance of warrants ........................................       1,163          912
              Amortization of goodwill and other intangible assets .....................       4,174        2,450
              Amortization of financing costs ..........................................         473          392
              Amortization of other deferred assets ....................................       1,554        2,538
              Amortization of deferred compensation ....................................         280          280
              Preferred stock dividends and accretion ..................................      18,429        6,556
              Gain on early retirement of debt .........................................        --         (3,042)
              Write-off of in-process technology .......................................        --          5,200
     Changes in current assets and liabilities:
         Accounts receivable ...........................................................      (6,718)      (3,679)
         Other current assets ..........................................................        (420)         629
         Prepaid expenses ..............................................................      (4,256)        (333)
         Accounts payable ..............................................................       1,077        2,222
         Accrued compensation and other employee benefits ..............................       1,245         (791)
         Deferred revenue ..............................................................       1,723          175
         Other current liabilities .....................................................       6,705        3,616
                                                                                           ---------    ---------
                  Net cash used in operating activities ................................     (33,290)     (33,200)
                                                                                           ---------    ---------
Investing Activities:
     Net change in restricted cash .....................................................    (123,684)        --
     Additions of property and equipment ...............................................     (28,919)     (11,288)
     Proceeds from sale of property and equipment ......................................         135         --
     Net change in notes receivable ....................................................        (830)        --
     Net change in short term investments ..............................................     (18,170)     (17,251)
     Net change in long term investments ...............................................     (22,206)        --
     Cash investment in network services businesses, net of cash acquired ..............        --        (25,077)
                                                                                           ---------    ---------
                  Net cash used in investing activities ................................    (193,674)     (53,616)
                                                                                           ---------    ---------
Financing Activities:
     Net change in restricted cash .....................................................       8,232        7,313
     Repayment of notes payable ........................................................        --         (1,960)
     Repayment of lease obligations to a related party .................................        --         (3,079)
     Repayment of lease obligations to a related party-early retirement of debt ........        --        (24,750)
     Repayment of lease obligations ....................................................      (5,144)      (5,015)
     Proceeds from issuances of stock and warrants .....................................     161,668        2,528
     Proceeds from issuances of redeemable exchangeable preferred stock ................        --        144,250
     Proceeds from issuances of convertible redeemable preferred stock .................      50,000         --
     Deferred financing costs ..........................................................      (3,798)        (320)
                                                                                           ---------    ---------
                  Net cash provided by financing activities ............................     210,958      118,967
                                                                                           ---------    ---------
Net change in cash and cash equivalents ................................................     (16,006)      32,151
Cash and cash equivalents at beginning of period .......................................      98,988      119,959
                                                                                           ---------    ---------
Cash and cash equivalents at end of period .............................................   $  82,982    $ 152,110
                                                                                           =========    =========
Supplemental Disclosures of Noncash Investing and Financing Activities:
     Capital lease obligations incurred with a related party ...........................   $    --      $   1,285
                                                                                           =========    =========
     Capital lease obligations incurred ................................................   $   1,294    $   4,485
                                                                                           =========    =========
Supplemental Disclosures of Cash Flow Information:
     Interest paid .....................................................................   $  10,950    $  12,499
                                                                                           =========    =========

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

These unaudited condensed consolidated financial statements and the related footnote information have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company's management, the accompanying unaudited interim condensed financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The results for the interim period ended September 30, 1999 are not necessarily indicative of results to be expected for the entire year ending December 31, 1999 or future operating periods.

All share and per share information presented herein, except as noted, and in the Company's condensed consolidated financial statements has been retroactively restated to reflect a two-for-one stock split of the Company's common stock on May 21, 1999, paid in the form of a stock dividend, to holders of record on April 30, 1999.

2. Cash, Cash Equivalents and Short Term Investments

The Company considers all highly liquid investments with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Investments with maturities between three and twelve months are considered to be short term investments. Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's debt securities have been classified and accounted for as available-for-sale. These securities are carried at fair value and unrealized gains and losses have not been material to date. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income and have not been material to date. Cash and cash equivalents are held primarily with four financial institutions.

3. Net Loss Per Share

Basic and diluted net loss per share have been computed in accordance with the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share". Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common stock equivalent shares from stock options and warrants are not included as the effect is antidilutive.

4. Stockholders' Equity

In January 1999 SBC Communications Inc. purchased, prior to the stock split, 806,679 shares of common stock for an aggregate purchase price of approximately $19.5 million pursuant to an agreement reached between the two companies in October 1998. In connection with the agreement, the Company has issued to SBC a warrant to purchase an additional pre-split 906,679 shares. The warrant expires three years from the date of issuance and is exercisable at the pre-split price of $21.00 per share. The Company deemed the fair market value of the warrant, using the Black-Scholes method, to be $1.9 million which is being amortized as a marketing cost over the life of the agreement.

In February 1999 the Company effected a public offering of its common stock pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The Company issued and sold 2,830,500 shares prior to the split at $44.50 per share for net proceeds of approximately $119.4 million. Certain selling stockholders exercised warrants to purchase directly from the Company 800,000 shares of pre split common stock having an aggregate purchase price of approximately $10.2 million, which shares were also registered and sold in the public offering by such stockholders.

Item 7(a)

In June 1999 the Company issued a warrant to Microsoft Corporation ("Microsoft"), in conjunction with Microsoft's $50 million purchase of preferred stock (see Note 8), to purchase 500,000 shares of its common stock. The warrant expires four years from the date of issuance and is exercisable at $33.27 per share. In connection with the issuance of the Series C Preferred the Company issued a warrant to purchase 500,000 shares of its common stock. The Company deemed the fair market value of the warrants, using the Black-Scholes model, to be approximately $11.9 million and is accreting this value over four years.

In June 1999 the Company amended an agreement with TMI Telemedia International, Ltd. ("TMI") and in connection with the agreement, the Company issued a warrant to purchase 50,000 shares of its common stock. The warrant expires in January 2001 and is exercisable at $25.1875 per share. The Company deemed the fair market value of the warrant, using the Black-Scholes method, to be $504,000, which was written off as other expense in June 1999.

5. Equity Investments

In January 1999 the Company purchased approximately $10.0 million of common stock from Covad Communications, Inc. ("Covad") and certain Covad stockholders at Covad's initial public offering price. In April 1999 the Company purchased approximately $5.0 million of Class B Common Stock from NorthPoint Communications Group, Inc. ("NorthPoint"). In July 1999 the Company purchased approximately $5.0 million of Series A Convertible Preferred Stock from Register.com, Inc. ("Register.com"). In August 1999 the Company purchased approximately $2.0 million of Series B Preferred Stock from Asia Online, Ltd. ("Asia Online").

6. Acquisitions

On February 5, 1998, the Company acquired all of the outstanding stock of InterNex Information Services, Inc. ("InterNex"). The transaction was accounted for using the purchase method of accounting. The total purchase price of approximately $23.9 million consisted of a $15.5 million cash payment upon closing and the assumption of approximately $8.4 million of InterNex's liabilities (including acquisition costs).

A summary of the purchase price allocation is as follows (in thousands):

      Current and other assets ..............................      $ 1,348
      Computer and telecommunications equipment .............        4,784
      Goodwill ..............................................        9,496
      Other intangible assets ...............................        3,080
      Write-off of in process technology ....................        5,200
                                                                   -------
                   Total purchase price allocation ..........      $23,908
                                                                   =======

Goodwill is being amortized over five years. Other intangible assets include developed technology, assembled workforce and customer lists and are being amortized over their useful lives ranging from two to four years.

In May 1998, the Company acquired Delta Internet Services, Inc. ("DeltaNet") in a transaction that was accounted for as a pooling of interests. The Company issued approximately 452,000 pre-split shares of its common stock to DeltaNet shareholders in exchange for all outstanding DeltaNet shares. The Company also assumed outstanding DeltaNet options and warrants which were converted to options and warrants to purchase approximately 196,000 and 14,000 pre-split shares, respectively, of the Company's common stock. The consolidated results of operations for the three and nine months ended September 30, 1998 include an acquisition related charge of $1.3 million primarily related to severance costs, reserves for redundant facilities and assets and professional fees.

In August 1998, the Company acquired all of the outstanding stock of AnaServe, Inc. ("AnaServe"). The transaction was accounted for using the purchase method of accounting. The total purchase price of approximately $13.0 million consisted of a $9.6 million cash payment upon closing and the assumption of approximately $3.4 million of AnaServe's liabilities (including acquisition costs).

A summary of the purchase price allocation is as follows (in thousands):

Item 7(a)

      Current and other assets ..............................      $   467
      Computer and telecommunications equipment .............          497
      Goodwill ..............................................       11,630
      Other intangible assets ...............................          416
                                                                   -------
                   Total purchase price allocation ..........      $13,010
                                                                   =======

Goodwill is being amortized over five years. Other intangible assets include developed technology, assembled workforce and customer lists and are being amortized over their useful lives ranging from one to four years.

7. Early Retirement of Debt

On March 31, 1998, the Company retired a portion of debt in the form of capital lease obligations to a related party. The Company paid $24.8 million for extinguishment of debt. The Company recognized an extraordinary gain of $3.0 million in connection with this transaction.

8. Convertible Redeemable Preferred Stock

In June 1999, the Company issued 50,000 shares of Series C 7% Convertible Redeemable Preferred Stock due 2010 ("Series C Preferred") to Microsoft for $50 million. Each share of Series C Preferred has a liquidation preference of $1,000 per share. Dividends on the Series C Preferred accrue at the rate of 7% per annum of the liquidation preference thereof and are payable quarterly in arrears commencing on September 1, 1999. Dividends are payable in cash, except that on each dividend payment date dividends may be paid, at the Company's option, by the issuance of additional shares of Series C Preferred having an aggregate liquidation preference equal to the amount of such dividends.

The Series C Preferred is redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003 at redemption rates commencing with 105.125% declining to 100% on June 1, 2010. The Series C Preferred is subject to mandatory redemption at its liquidation preference, plus accumulated and unpaid dividends on September 1, 2010. The holder of any Series C Preferred has the right, at its option, to convert at any time any shares of Series C Preferred into shares of common stock at the conversion price of $39.924.

The Company is accreting the Series C Preferred to its liquidation preference through the due date of the Series C Preferred. The accretion for the quarter and year-to-date period ended September 30, 1999 was approximately $888,000.

9. Consent Agreements

In July 1999, the Company solicited and received consents of more than a majority of the Company's outstanding 12 3/4% Senior Notes due 2007 ("12 3/4% Senior Notes") and the outstanding 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2010 ("Series B Preferred"). The consents allow the Company to increase its permitted investments under the Indenture relating to the 12 3/4% Senior Notes and the Certificate of Designation relating to the Series B Preferred. In August, the Company paid consent fees of approximately $3.8 million to the holders who delivered consents prior to the expiration date of such consents.

10. Income Taxes

The Company accounts for income taxes using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FAS 109"). No provision for income taxes is expected for 1999 as the Company expects to incur a net loss for the year and does not meet the criteria for recognizing an income tax benefit under the provisions of FAS 109.

11. Commitments

Item 7(a)

In May 1999, the Company signed an agreement to lease space in Irvine, California for an office and data center. The lease expires in June 2004. The average annual rent over the term of the lease is approximately $411,000.

In June 1999, the Company signed an agreement through which Microsoft will provide services to certain of the Company's customers and the Company will purchase $7.5 million worth of advertising during the term of the three year agreement.

In September 1999, the Company announced that it had reached an agreement to acquire Internet Technology Group plc, a provider of Internet access for consumers and dedicated access and hosting for businesses in the UK and Europe. The transaction is valued at approximately $217.0 million, consisting of 50% cash and 50% Concentric stock. The Company has placed $123.7 million into restricted cash pending completion of this transaction.

In November 1999, the Company signed an agreement to sublease office space in San Jose, California from November 1999 through March 2002 for approximately $1.2 million per year.

12. Subsequent Events

In October 1999 the Company acquired substantially all of the assets of 9 Net Avenue, Inc., a provider of web hosting services, for approximately $51.8 million in stock and cash and assumed approximately $9.9 million in liabilities.

In October 1999 the Company purchased approximately $5.0 million of Series C Preferred stock from Corio, Inc.

Item 7(a)

           Concentric's Historical Consolidated Financial Statements -
                          Year Ended December 31, 1998

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Concentric Network Corporation

We have audited the accompanying consolidated balance sheets of Concentric Network Corporation as of December 31, 1997 and 1998, and the related consolidated statements of operations, common stock subject to rescission and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule included in Item 14. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concentric Network Corporation at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the financial information set forth therein.


                                                           /s/ ERNST & YOUNG LLP

San Jose, California
January 25, 1999, except for Note 15,
as to which the date is February 1, 1999

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                                                               December 31,
                                                                                             1997         1998
                                                                                          ---------    ---------
                                            ASSETS
Current assets:
     Cash and cash equivalents ........................................................   $ 119,959    $  98,988
     Short term investments ...........................................................        --         52,226
     Current portion of restricted cash ...............................................      19,125       19,125
     Accounts receivable, net of allowances of $80 in 1997 and $690 in 1998 ...........       4,549       13,714
     Prepaid expenses and other current assets ........................................       3,871        3,058
                                                                                          ---------    ---------
              Total current assets ....................................................     147,504      187,111
                                                                                          ---------    ---------
Property and equipment:
     Computer and telecommunications equipment ........................................      71,942       89,668
     Software .........................................................................       1,519        5,427
     Furniture and fixtures and leasehold improvement .................................       2,984       11,357
                                                                                          ---------    ---------
                                                                                             76,445      106,452
     Accumulated depreciation and amortization ........................................      22,735       42,184
                                                                                          ---------    ---------
              Total property and equipment ............................................      53,710       64,268
                                                                                          ---------    ---------
Restricted cash, net of current portion ...............................................      33,400       17,113
Goodwill and other intangible assets, net of current portion ..........................        --         20,364
Other assets ..........................................................................       9,875        9,401
                                                                                          ---------    ---------
                      Total assets ....................................................   $ 244,489    $ 298,257
                                                                                          =========    =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable .................................................................   $  10,144    $  26,342
     Accrued compensation and other employee benefits .................................       1,577        2,024
     Other current liabilities ........................................................       4,917        4,559
     Current portion of capital lease obligations, including $13,600 in 1997 to a
       related party ..................................................................      15,326        6,543
     Deferred revenue .................................................................       1,435        3,104
                                                                                          ---------    ---------
              Total current liabilities ...............................................      33,399       42,572
                                                                                          ---------    ---------
Capital lease obligations, including $32,373 in 1997 to a related party, net of current
   portion ............................................................................      33,595       10,434
                                                                                          ---------    ---------
Notes payable .........................................................................     145,577      146,021
                                                                                          ---------    ---------
Commitments and contingencies
Redeemable exchangeable preferred stock ...............................................        --        156,105
                                                                                          ---------    ---------
Stockholders' equity (deficit):
     Preferred stock, $0.001 par value; issuable in series:
         Authorized shares--10,000 in 1997 and 1998
         Issued and outstanding shares--none in 1997 and 1998 .........................        --           --
     Common stock, $0.001 par value; issuable in classes:
         Authorized shares--100,000 in 1997 and 1998
         Issued and outstanding shares--14,139 in 1997 and 15,144 in 1998 .............     182,721      190,076
Accumulated deficit ...................................................................    (149,534)    (246,055)
Deferred compensation .................................................................      (1,269)        (896)
                                                                                          ---------    ---------
              Total stockholders' equity (deficit) ....................................      31,918      (56,875)
                                                                                          ---------    ---------
                      Total liabilities and stockholders' equity (deficit) ............   $ 244,489    $ 298,257
                                                                                          =========    =========

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                                  Years Ended December 31,
                                                                             -----------------------------------
                                                                                1996         1997         1998
                                                                             ---------    ---------    ---------
Revenue ..................................................................   $  15,648    $  45,457    $  82,807
Costs and expenses:
     Cost of revenue .....................................................      47,945       61,439       85,352
     Network equipment write-off .........................................       8,321         --           --
     Development .........................................................       2,449        4,850        7,734
     Marketing and sales, including $2,448, $2,600 and $1,085 to a related party for the years ended December 31, 1996, 1997 and 1998,
       respectively ......................................................      16,609       24,622       39,793
     General and administrative ..........................................       3,445        4,790       10,398
     Amortization of goodwill and other intangible assets ................        --           --          3,842
     Acquisition-related charges .........................................        --           --          1,291
     Write-off of in-process technology ..................................        --           --          5,200
                                                                             ---------    ---------    ---------
           Total costs and expenses ......................................      78,769       95,701      153,610
Loss from operations .....................................................     (63,121)     (50,244)     (70,803)
Other income (expense) ...................................................        --          1,233         (750)
Interest income ..........................................................         614        1,217        9,975
Interest expense, including $3,065, $6,197 and $1,272 to related parties
   for the years ended December 31, 1996, 1997 and 1998, respectively ....      (3,874)      (7,788)     (23,570)
                                                                             ---------    ---------    ---------
Loss before extraordinary item ...........................................     (66,381)     (55,582)     (85,148)
Extraordinary gain on early retirement of debt ...........................        --           --          3,042
                                                                             ---------    ---------    ---------
Net loss .................................................................     (66,381)     (55,582)     (82,106)
Preferred stock dividends and accretion ..................................        --           --        (11,958)
                                                                             ---------    ---------    ---------
Net loss attributable to common stockholders .............................   $ (66,381)   $ (55,582)   $ (94,064)
                                                                             =========    =========    =========
Net loss per share (pro-forma 1996 and 1997, historical 1998):
     Loss before extraordinary item ......................................   $  (13.46)   $   (5.63)   $   (5.86)
     Extraordinary gain ..................................................        --           --            .21
                                                                             ---------    ---------    ---------
Net loss .................................................................      (13.46)       (5.63)       (5.65)
Preferred stock dividends and accretion ..................................        --           --           (.82)
                                                                             ---------    ---------    ---------
Net loss per share attributable to common stockholders ...................   $  (13.46)   $   (5.63)   $   (6.47)
                                                                             =========    =========    =========
Shares used in computing net loss and net loss attributable to common
   stockholders per share (pro-forma 1996 and 1997, historical 1998) .....       4,937        9,872       14,547
                                                                             =========    =========    =========

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

        CONSOLIDATED STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION AND
                         STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                                                                             Stockholders' Equity (Deficit)
                                                                             ------------------------------
                                              Common Stock
                                               Subject to
                                               Rescission       Preferred Stock          Common Stock
                                               ----------      ------------------     ------------------     Accumulated
                                            Shares   Amount    Shares      Amount     Shares      Amount       Deficit
                                            ------   ------    ------      ------     ------      ------       -------
Balance at December 31, 1995 ............    445    $ 5,080     2,078    $ 35,695      1,388    $   1,639    $ (27,571)
   Issuance of Class A common stock .....     --         --        --          --         --            1           --
   Conversion of debentures to Class A
     common stock .......................     10         70        --          --         --           --           --
   Exercise of options ..................     --         --        --          --          5           22           --
   Conversion of note to Series C
     preferred stock (net of issuance
     costs) .............................     --         --       123       2,960         --           --           --
   Issuance of Series D preferred stock
     (net of issuance costs) ............     --         --     2,451      48,533         --           --           --
   Conversion of note to Series D
     preferred stock ....................     --         --       249       5,072         --           --           --
   Warrants issued to purchase Series D
     preferred stock ....................     --         --        --       2,955         --           --           --
   Deferred compensation resulting from
     grant of options ...................     --         --        --          --         --          188           --

   Net loss .............................     --         --        --          --         --           --      (66,381)
                                             ---    -------     -----    --------      -----    ---------    ---------

   Balance at December 31, 1996 .........    455      5,150     4,901      95,215      1,393        1,850      (93,952)
   Issuance of Class A common stock for
     services ...........................     --         --        --          --          5           17           --
   Conversion of Class B common to
     Series A preferred stock ...........     --         --         7          --         (7)          --           --
   Conversion of Series A, B, C and D
     preferred to Class A common stock ..     --         --    (5,693)    (99,604)     5,693       99,604           --
   Shares issued upon the initial public
     offering (net of issuance costs) ...     --         --        --          --      4,945       52,757           --
   Shares issued in a private placement .     --         --        --          --      1,246       14,950           --
   Conversion of note to Class A common
     stock ..............................     --         --        --          --        253        3,041           --
   Repurchase of Class A common stock in
     connection with the initial public
     offering ...........................     --         --        --          --       (185)      (2,217)          --
   Shares issued subject to dilution
     ratios .............................     --         --       484          --         --           --           --
   Exercise of options to purchase stock      --         --        --          --         65          243           --
   Exercise of warrants to purchase stock     --         --       301       3,281        309        1,201           --
   Warrants issued to purchase stock ....     --         --        --       1,108         --        5,370           --
   Deferred compensation resulting from
     grant of options ...................     --         --        --          --         --        1,303           --
   Amortization of deferred compensation      --         --        --          --         --           --           --
   Expiration of statutes of limitations
     on common stock subject to
     rescission .........................   (422)    (4,602)       --          --        422        4,602           --
   Repurchase of shares for cancellation
     in connection with Rescission Offer     (33)      (548)       --          --         --           --           --
   Net loss .............................     --         --        --          --         --           --      (55,582)
                                             ---    -------     -----    --------      -----    ---------    ---------
Balance at December 31, 1997 ............     --    $    --        --    $     --     14,139    $ 182,721    $(149,534)

                                            Stockholders' Equity (Deficit)
                                            ------------------------------

                                                             Total
                                                          Stockholders'
                                              Deferred       Equity
                                            Compensation    (Deficit)
                                            ------------    ---------
Balance at December 31, 1995 ............     $    --       $  9,763
   Issuance of Class A common stock .....          --              1
   Conversion of debentures to Class A
     common stock .......................          --             --
   Exercise of options ..................          --             22
   Conversion of note to Series C
     preferred stock (net of issuance
     costs) .............................          --          2,960
   Issuance of Series D preferred stock
     (net of issuance costs) ............          --         48,533
   Conversion of note to Series D
     preferred stock ....................          --          5,072
   Warrants issued to purchase Series D
     preferred stock ....................          --          2,955
   Deferred compensation resulting from
     grant of options ...................        (188)            --

   Net loss .............................          --        (66,381)
                                              -------       --------

   Balance at December 31, 1996 .........        (188)         2,925
   Issuance of Class A common stock for
     services ...........................          --             17
   Conversion of Class B common to
     Series A preferred stock ...........          --             --
   Conversion of Series A, B, C and D
     preferred to Class A common stock ..          --             --
   Shares issued upon the initial public
     offering (net of issuance costs) ...          --         52,757
   Shares issued in a private placement .          --         14,950
   Conversion of note to Class A common
     stock ..............................          --          3,041
   Repurchase of Class A common stock in
     connection with the initial public
     offering ...........................          --         (2,217)
   Shares issued subject to dilution
     ratios .............................          --             --
   Exercise of options to purchase stock           --            243
   Exercise of warrants to purchase stock          --          4,482
   Warrants issued to purchase stock ....          --          6,478
   Deferred compensation resulting from
     grant of options ...................      (1,303)            --
   Amortization of deferred compensation          222            222
   Expiration of statutes of limitations
     on common stock subject to
     rescission .........................          --          4,602
   Repurchase of shares for cancellation
     in connection with Rescission Offer           --             --
   Net loss .............................          --        (55,582)
                                              -------       --------
Balance at December 31, 1997 ............     $(1,269)      $ 31,918

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

        CONSOLIDATED STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION AND
                   STOCKHOLDERS' EQUITY (DEFICIT)--(Continued)
                                 (In thousands)

                                                                              Stockholders' Equity (Deficit)
                                     Common Stock                             ------------------------------
                                      Subject to                                                                           Total
                                      Rescission     Preferred Stock       Common Stock                                Stockholders'
                                      ----------     ---------------       ------------      Accumulated     Deferred      Equity
                                    Shares   Amount  Shares  Amount    Shares       Amount      Deficit   Compensation   (Deficit)
                                    ------   ------  ------  ------    ------       ------      -------   ------------   ---------
Amortization of deferred
   compensation ...................    --     $ --     --     $ --         --     $     --     $      --      $ 373      $    373
Common stock issued under stock
   purchase plan ..................    --       --     --       --         74          781            --         --           781
Common stock issued in acquisition
   of DeltaNet Services, Inc. .....    --       --     --       --        226        1,147        (2,457)        --        (1,310)
Exercise of options to purchase
   common stock ...................    --       --     --       --        612        3,527            --         --         3,527
Exercise of warrants for no cash
   consideration ..................    --       --     --       --         93           --            --         --            --
Warrants issued to purchase stock .    --       --     --       --         --        1,900            --         --         1,900
Net loss ..........................    --       --     --       --         --           --       (82,106)        --       (82,106)
Preferred stock dividends and
   accretion ......................    --       --     --       --         --           --       (11,958)        --       (11,958)
                                       --     ----     --     ----     ------     --------     ---------      -----      --------
Balance at December 31, 1998 ......    --     $ --     --     $ --     15,144     $190,076     $(246,055)     $(896)     $(56,875)
                                       ==     ====     ==     ====     ======     ========     =========      =====      ========

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                      Years Ended December 31,
                                                                                 -----------------------------------
                                                                                    1996         1997         1998
                                                                                 ---------    ---------    ---------
OPERATING ACTIVITIES
Net loss .....................................................................   $ (66,381)   $ (55,582)   $ (82,106)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization ...........................................       7,528       16,852       24,442
     Amortization of deferred interest, cost of revenue and marketing and
       sales related to issuance of warrants .................................       1,942        1,720        1,210
     Amortization of goodwill and other intangible assets ....................        --           --          3,842
     Amortization of deferred financing costs related to 12 3/4% Senior Notes         --           --            526
     Amortization of other deferred assets ...................................        --           --          3,025
     Amortization of deferred compensation ...................................        --            658          373
     Gain on early retirement of debt ........................................        --           --         (3,042)
     Write-off of in-process technology ......................................        --           --          5,200
     Loss on disposal of equipment ...........................................        --            162         --
     Network equipment write-off .............................................       8,321         --           --
     Changes in current assets and liabilities:
        Prepaid expenses and other current assets ............................         (57)      (3,581)       1,009
        Accounts receivable ..................................................      (1,734)      (2,700)      (7,140)
        Accounts payable .....................................................       5,129       (7,287)       7,408
        Accrued compensation and other employee benefits .....................         484          863         (315)
        Deferred revenue .....................................................       1,097          197          509
        Other current liabilities ............................................       1,546        2,795       (1,575)
                                                                                 ---------    ---------    ---------
                  Net cash used in operating activities ......................     (42,125)     (45,903)     (46,634)
INVESTING ACTIVITIES
   Additions of property and equipment .......................................      (6,889)      (6,130)     (23,489)
   Increase in refundable deposits ...........................................        (442)        --         (1,200)
   Decrease (increase) in note receivable ....................................        --           (370)         100
   Purchase of short term investments ........................................        --           --        (52,226)
   Acquisition of InterNex Information Services, Inc., net of cash acquired ..        --           --        (15,452)
   Acquisition of AnaServe, Inc., net of cash acquired .......................        --           --         (9,625)
                                                                                 ---------    ---------    ---------
                  Net cash used in investing activities ......................      (7,331)      (6,500)    (101,892)
FINANCING ACTIVITIES
   Proceeds from notes payable ...............................................       6,300      155,000         --
   Change in restricted cash .................................................        --        (52,525)      16,287
   Repayment of lease obligations to a related party .........................      (4,561)     (10,039)      (3,079)
   Repayment of lease obligations to a related party--early retirement of
     debt ....................................................................        --           --        (24,750)
   Repayment of lease obligations ............................................        (886)      (1,517)      (7,079)
   Repayment of notes payable ................................................      (1,300)      (2,000)      (1,960)
   Repurchase of common stock ................................................        --         (2,765)        --
   Deferred financing costs ..................................................        --         (5,006)        (320)
   Proceeds from issuance of redeemable exchangeable preferred stock, net
     of issuance costs .......................................................        --           --        144,148
   Proceeds from issuances of stock and warrants .............................      48,506       73,557        4,308
                                                                                 ---------    ---------    ---------
                  Net cash provided by financing activities ..................      48,059      154,705      127,555
                                                                                 ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents .............................      (1,397)     102,302      (20,971)
Cash and cash equivalents at beginning of period .............................      19,054       17,657      119,959
                                                                                 ---------    ---------    ---------
Cash and cash equivalents at end of period ...................................   $  17,657    $ 119,959    $  98,988
                                                                                 =========    =========    =========

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
                                 (In thousands)

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                                               1996      1997      1998
                                                                               ----      ----      ----
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
Stock exchanged for notes payable, including accrued interest ............   $ 8,082   $ 3,041   $  --
Capital lease obligations incurred with a related party ..................    30,945    23,042     1,285
Capital lease obligations incurred .......................................     2,136      --       5,363
Reduction of accounts payable through capital lease obligations incurred .      --       2,000      --
Convertible debentures exchanged for stock ...............................        70      --        --
Issuance of warrants .....................................................     2,955     5,370     1,900
Purchase of property and equipment through accounts payable ..............     6,344      --        --
Accretion of dividends and financing costs related to Redeemable
    Exchangeable Preferred Stock .........................................      --        --      11,958

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid ............................................................   $ 2,807   $ 5,728   $22,609

Item 7(a)

                         CONCENTRIC NETWORK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

      The Company

Concentric Network Corporation (the Company or Concentric) was incorporated in the state of Florida in 1991 and reincorporated into Delaware in 1997. The Company operates primarily in one business segment in the United States. Concentric provides tailored, value-added Internet Protocol (IP) based network services for businesses and consumers. To provide these services, the Company utilizes its low/fixed latency, high-throughput network, employing its advanced network architecture and the Internet. Concentric's service offerings for enterprises include virtual private networks (VPNs), dedicated access facilities
(DAFs), digital subscriber line services (DSL), remote access and Web hosting. These services enable enterprises to take advantage of standard Internet tools such as browsers and high-performance servers for customized data communications within an enterprise and between an enterprise and its suppliers, partners and customers. These services combine the cost advantages, nationwide access and standard protocols of public networks with the customization, high performance, reliability and security of private networks.

      Basis Of Presentation And Preparation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      Use of Estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

      Cash, Cash Equivalents and Short Term Investments

The Company considers all highly liquid investments with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Investments with maturities between three and twelve months are considered to be short term investments. Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's debt securities have been classified and accounted for as available-for-sale. These securities are carried at fair value and unrealized gains and losses have not been material to date. Comprehensive net loss per share is not materially different from net loss for all years presented. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income and have not been material to date. Cash and cash equivalents are held primarily with three financial institutions.

      Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets as follows: computer and telecommunications equipment: three to five years; purchased software: three to five years; furniture and fixtures: eight to ten years; and leasehold improvements: the shorter of the remaining term of the related leases or the estimated economic useful lives of the improvements. Equipment under capital leases is amortized over the shorter of the expected useful life or the related lease term (see Note 4).

      Revenue and Customer Receivables

Revenue is recognized over the period in which services are provided, generally monthly. Payments received in advance of services being provided are included in deferred revenue. Substantially all end-user subscribers pay for services with major credit cards for which the Company receives daily remittances from the credit card carriers.

Commissions and other obligations to strategic partners through marketing and distribution arrangements are expensed as incurred, at the time the associated revenue is recognized.

      Concentration of Credit Risk

Item 7(a)

The Company typically offers its enterprise customers credit terms. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have historically been insignificant.

      Advertising Costs

The Company expenses the costs of advertising as incurred except for direct-response advertising costs meeting certain specific criteria. To date, no direct-response advertising costs have been capitalized.

      Income Taxes

The Company accounts for income taxes using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (FAS 109).

      Basic and Diluted Net Loss Per Share

Basic and diluted net loss per share have been computed in accordance with the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share."

Except as noted below, net loss per share is computed using the weighted average number of shares of common stock outstanding excluding common stock subject to rescission. Common stock equivalent shares from convertible preferred stock and from stock options and warrants are not included as the effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB No. 98) which was issued in February 1998, common and common equivalent shares issued by the Company for nominal consideration during any of the periods for which a statement of operations was presented in the Company's initial public offering registration statement have been included in the calculation of basic and diluted net loss per share for all such periods in a manner similar to a stock split.

Pro forma net loss per share gives effect, even if antidilutive, to common equivalent shares from convertible preferred shares that were automatically converted to common shares upon the closing of the Company's initial public offering (using the as-if-converted method). The following table sets forth the computation of basic and diluted loss per share, on a historical and pro forma basis.

                                                                                   Twelve Months Ended
                                                                                   -------------------
                                                                                        December 31,
                                                                               1996        1997        1998
                                                                               ----        ----        ----
                                                                          (In thousands, except per share data)
NUMERATOR:
Net loss before extraordinary item .......................................   $(66,381)   $(55,582)   $(85,148)
Extraordinary gain on early retirement of debt ...........................         --          --       3,042
                                                                             --------    --------    --------
Net loss .................................................................    (66,381)    (55,582)    (82,106)
                                                                             ========    ========    ========
Preferred stock dividends and accretion ..................................         --          --     (11,958)
                                                                             --------    --------    --------
Numerator for basic and diluted loss per share ...........................   $(66,381)   $(55,582)   $(94,064)
                                                                             ========    ========    ========
DENOMINATOR:
Denominator for basic and diluted earnings per share--weighted average
   shares (historical) ...................................................      1,391       6,665      14,547
                                                                             ========    ========    ========
Adjustments to reflect the effect of the assumed conversion of convertible
   preferred stock from the date of issuance .............................      3,546       3,207
                                                                             ========    ========
Denominator for basic and diluted earnings per share--weighted average
   shares (pro forma) ....................................................      4,937       9,872
                                                                             ========    ========
Basic and diluted net loss per share (historical):
     Loss before extraordinary item ......................................   $ (47.72)   $  (8.34)   $  (5.86)
                                                                             --------    --------    --------
     Extraordinary gain ..................................................         --          --         .21
                                                                             --------    --------    --------
     Net loss ............................................................     (47.72)      (8.34)      (5.65)
                                                                             ========    ========    ========
     Preferred stock dividends and accretion .............................         --          --        (.82)
                                                                             --------    --------    --------
     Net loss attributable to common stockholders ........................   $ (47.72)   $  (8.34)   $  (6.47)
                                                                             ========    ========    ========
Basic and diluted net loss per share (pro forma) .........................   $ (13.46)   $  (5.63)
                                                                             ========    ========

      Stock-Based Compensation

Item 7(a)

The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

      Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company continually reviews long-lived assets to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are recognized in operating results in the period in which a permanent diminution in value is determined (see Note 3).

      Customer Concentrations

The Company currently derives a substantial portion of its total revenue from a single customer. For the years ended December 31, 1996, 1997 and 1998, revenue from WebTV Networks, Inc. represented approximately 10.1%, 33.4% and 26.8%, respectively, of the Company's total revenue.

      Sole or Limited Sources of Supply

The Company relies on other companies to supply certain key components of their network infrastructure. These components include critical telecommunications services and networking equipment, which, in the quantities and quality demanded by us, are available only from sole- or limited-sources. Four companies provide the data communications facilities and capacity for the Company. The Company is also dependent upon local exchange carriers to provide telecommunications services to the Company and its customers. The Company has experienced delays from time to time in receiving telecommunications services from these suppliers. There can be no assurance that such services on the scale and within the time frames required by the Company at an affordable cost will be attainable. Any failure to obtain such services on a sufficient scale, on a timely basis and at an affordable cost would have a material adverse effect on the business, financial condition and results of operations of the Company.

The Company purchases its network equipment primarily from five vendors. Two companies also act as systems integrators. One company is the sole supplier of the servers primarily used in the Company's network infrastructure. The Company purchases these components pursuant to purchase orders placed from time to time with these suppliers. The Company does not carry significant inventories of these components and has no guaranteed supply arrangements for such components. The Company's suppliers also sell products to competitors and may in the future themselves become competitors. There can be no assurance that suppliers will not enter into exclusive arrangements with competitors or stop selling their products or components to the Company at commercially reasonable prices, or at all.

2. Cash, Cash Equivalents and Short-Term Investments

The following table summarizes the Company's available-for-sale securities at amortized cost, which approximates fair value, as of December 31, 1998 (in thousands):

            U.S. Corporate securities.............................  $25,132
                                                                    -------
                Total included in cash and cash equivalents.......   25,132
                                                                    =======

            U.S. Treasury securities..............................  $17,424
            U.S. Corporate securities.............................   34,802
                                                                    -------
                Total included in short-term investments..........  $52,226
                                                                    =======

As of December 31, 1998, there are no investments with maturities greater than 12 months. The Company's U.S. Corporate securities include commercial paper. The Company's cash equivalents and short term investments have generally been held until maturity. The Company's cash and cash equivalents at December 31, 1997 consisted primarily of money market funds and U.S. Corporate Securities.

3. Network Equipment Write-off

Item 7(a)

In December 1996, the Company wrote off approximately $8,321,000 representing the net book value and future commitments for certain network equipment purchased from Sattel Communications LLC (Sattel), a stockholder of the Company. The Company decided not to deploy the equipment in the network because of concerns that the equipment would not provide the functionality and reliability required by the Company and concerns that the equipment provider would be unable to provide timely maintenance and support (see Note 12).

4. Commitments

      Operating Leases

The Company has an agreement with a related party through which such related party makes available the premises at which the Company's POP sites throughout the United States are located. POP sites are locations where certain telecommunications switching and related equipment are installed. This agreement expires in December 2000, and the amount of the payments is based, among other things, on the number of POP sites maintained by the Company, subject to certain minimums. Costs of approximately $1,622,000, $1,326,000 and $1,267,000 were incurred during the years ended December 31, 1996, 1997 and 1998, respectively, for these facilities. Additionally, the Company has agreements with three telecommunications companies to locate POP sites and certain of such equipment at their facilities. Costs of approximately $1,246,000 were incurred during the year ended December 31, 1998 for these facilities. The expiration dates associated with these agreements range from December 1998 to January 2000.

The Company leases its facilities and certain office equipment under non-cancelable operating leases which expire at various dates through January 2006. Total rent expense for all operating leases was approximately $2,060,000, $2,418,000 and $4,743,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Future minimum lease commitments for all noncancellable operating leases with initial terms of one year or more consists of the following at December 31, 1998 are (in thousands):

             1999......................................................  $ 4,257
             2000......................................................    4,030
             2001......................................................    3,248
             2002......................................................    2,533
             2003......................................................    2,513
             Thereafter................................................    5,164
                                                                         -------
                              Total....................................  $21,745
                                                                         =======

      Capital Leases

In August 1994, the Company entered into a master lease agreement under which a related party began installing networking equipment at the Company's POP sites and data center. This agreement became effective upon installation and acceptance by the Company on March 31, 1995. The lease provides for monthly payments for terms of 48 or 60 months, depending upon the type of equipment. The Company has continued to install equipment under the terms of this agreement, resulting in a monthly payment of approximately $896,000, $1,443,000 and $536,000 at December 31, 1996, 1997 and 1998, respectively. In March 1998, the Company retired a portion of the capital lease obligations to the related party. The Company paid $24,750,000 for the extinguishment of the debt. The Company recognized an extraordinary gain of $3,042,000 in connection with this transaction. Subsequent to March 1998, the related party sold its stockholdings in the Company and is no longer considered a related party.

In September 1995, the Company entered into a master lease agreement with a third party for an equipment lease line. The term of the lease is 36 months and provides for monthly payments of approximately $114,000 as of December 31, 1998.

Item 7(a)

Assets capitalized under capital leases totaled approximately $61,927,000 and $28,068,000 at December 31, 1997 and 1998, respectively, and are included in computer and telecommunications equipment. Accumulated amortization for assets capitalized under capital leases totaled approximately $18,542,000 and $8,356,000 at December 31, 1997 and 1998, respectively. Amortization of leased assets is included in depreciation and amortization expense. The Company has granted a security interest in all equipment under capital lease agreements. Future minimum lease payments under capital lease obligations at December 31, 1998 are as follows (in thousands):

             1999.....................................................   $7,285
             2000.....................................................    6,257
             2001.....................................................    4,312
             2002.....................................................    1,956
             Thereafter...............................................      504
                                                                        -------
                      Total minimum lease payments....................   20,314
             Less amount representing interest........................    3,337
                                                                        -------
                      Present value of net minimum lease payments.....   16,977
             Less current portion of capital leases...................    6,543
                                                                        -------
                              Long-term portion of capital leases.....  $10,434
                                                                        =======


      Other

The Company has a noncancellable service agreement with AT&T for the utilization of its frame relay telecommunications network. The agreement provides for minimum payments to AT&T of approximately $300,000 per month over its three-year term, expiring in June 1999.

The Company has a noncancellable service agreement with MCI for the utilization of its ATM telecommunications network. The agreement provides for minimum payments to MCI of approximately $1,200,000 per year over its term, expiring three years after the end of an initial ramp up period but no later than June 2000. The Company also has a noncancellable telecommunications service agreement with MCI for other services, including dedicated access and 800 service, that provides for minimum payments of approximately $8,500,000 over the term of the agreement, which expired in June 1998. The Company had incurred expenses, through the life of the agreement, of approximately $3,700,000, $8,100,000 and $4,143,000 for the years ended December 31, 1996, 1997 and 1998, respectively, related to these other services. The agreement was renewed in August 1998 and provides for minimum payments of $6,000,000 per year over its term, expiring July 2000. The Company incurred expenses of approximately $3,042,000 related to the new agreement for the five month period ended December 31, 1998.

In November 1995, the Company entered into a two-year service agreement under which a third party provided substantially all of the network analysis and deployment and maintenance of POP sites. In 1997, the third party was purchased by Williams Communication, Group Inc. (Williams), a stockholder of the Company that also has a seat on the Board of Directors of the Company, and the agreement was extended to December 31, 2000. The Company will reimburse Williams for its employee compensation and direct costs for services provided. Related party payments to Williams for these services were approximately $1,884,000 and $4,848,000 for the years ended December 31, 1997 and 1998, respectively. At the end of the agreement, Williams is obligated to transfer to the Company those personnel, resources, and facilities used to support the Company's network analysis, POP site deployment, and maintenance.

In August 1997, the Company entered into a five-year service and equipment agreement under which Williams, a related party, will provide telecommunication services and equipment. The agreement provides for minimum payments as follows:
$1.2 million in 1998, $2.5 million in 1999, $7.0 million in 2000, $6.5 million in 2001 and $4.0 million in 2002. At the election of Williams, $2.0 million of the minimum payments may be paid by the issuance of common stock of the Company at the then-current fair market value. The Company made payments totaling $4,843,000 for the year ended December 31, 1998 related to this agreement, of which $4,311,000 relates to the purchase of equipment from Williams.

Item 7(a)

5. Convertible Debentures and Notes Payable

     Bridge Loans

At December 31, 1995, convertible debentures in the amount of $70,000, representing 9,802 shares of common stock, were outstanding. The conversion of these debentures into shares of common stock subject to rescission was completed in March 1996.

In 1995, the Company issued convertible notes totaling $7,000,000 to shareholders of which $4,000,000, plus accrued interest, was converted into Series B convertible preferred stock in December 1995. The remaining $3,000,000 outstanding at December 31, 1995 was converted into Series C convertible preferred stock in February 1996.

In June 1997, the Company borrowed $3 million from a related party in the form of a 10% convertible secured promissory note (the Secured Note). The Secured Note automatically converted into 253,403 shares of common stock upon the closing of the Public Offering at a per share conversion price equal to the Public Offering price of $12.00. In connection with the Secured Note, the Company issued a warrant to purchase 63,351 shares of common stock at an exercise price of $6.00 per share (see Note 8).

     Notes Payable

In December 1997, the Company issued 150,000 units (collectively, the Units), each consisting of $1,000 principal amount of 12 3/4% Senior Notes (the 12 3/4% Senior Notes) due 2007 and one warrant (a Warrant), each Warrant entitling the holder thereof to purchase 6.34 shares of common stock at $10.86 per share and such Warrants expire on December 15, 2007 (see Note 8) for aggregate cash proceeds of $150,000,000. Approximately $52,525,000 of the cash proceeds was placed in a escrow account to fund the first six interest payments in accordance with the Senior Note agreement which is classified as restricted cash. As of December 31, 1998, the Company had $36,238,000 remaining in the escrow account restricted for future interest payments.

The Warrants resulted in the right of the holders to purchase 951,108 shares of the Company's common stock. The Company deemed the fair value of the warrants, using the Black-Scholes method, to be approximately $4,440,000 which was recorded as a discount on the 12 3/4% Senior Notes. The discount is being amortized as interest expense over the term of the 12 3/4% Senior Notes. Amortization expense was $17,000 and $444,000 for the years ended December 31, 1997 and 1998, respectively.

The 12 3/4% Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at the redemption rates (expressed as a percentage of the principal amount) commencing with 106.375% on December 15, 2002 and declining to 100% on December 15, 2005, plus accrued interest to the date of redemption. In addition, on or prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 12 3/4% Senior Notes at a redemption price of 112.75% of the principal amount, together with accrued and unpaid interest to the date of redemption with the net cash proceeds of one or more public equity offerings or the sale of common stock to a strategic investor, provided that at least 65% of the original aggregate principal amount of the 12 3/4% Senior Notes remain outstanding.

In connection with the issuance of the 12 3/4% Senior Notes, the Company incurred approximately $5,300,000 of debt issuance costs which are classified as other assets. These costs are being amortized as interest expense over the term of the 12 3/4% Senior Notes. Amortization expense was $526,000 for the year ended December 31, 1998.

Item 7(a)

6. Common Stock Subject to Rescission

In August 1993, the Company commenced sales of convertible debentures and certain additional shares of its common stock. Through March 31, 1995, sales of convertible debentures aggregated $4,260,000, and issuance of common stock aggregated $890,000. The sale of common stock and sale of and/or conversion of debentures into common stock was not made pursuant to a registration statement filed under the Securities Act of 1933 (the Act) or any filings pursuant to the laws of any of the states in which such sales occurred (State Blue Sky Laws). Although at the time the Company believed the sale and conversion, if applicable, of these securities was exempt from the provisions of the Act and applicable State Blue Sky Laws, it appears that the appropriate exemptions may not have been available. As a result, on September 30, 1997, the Company made rescission offers (the "Rescission Offer") to certain purchasers of these securities who are entitled to a return of the consideration paid for their stock or debentures. As such, these shares have been classified as common stock subject to rescission in the accompanying financial statements. Additionally, options issued pursuant to the Company's 1995 Stock Incentive Plan to Employees and Consultants and non-plan options were issued in various states for which the Company may not have had an available exemption under state laws. Such options are potentially subject to rescission and the Company has included them in the Rescission Offer. As of December 31, 1997, statutes of limitations under federal and state securities laws applicable to the shares which may have been issued without securities laws exemptions have lapsed and the Rescission Offer had expired. Pursuant to the Rescission Offer, the Company offered to rescind the issuance of shares and options as to which the applicable statute of limitations had not run. There can be no assurances that the Company will not otherwise be subject to additional liabilities with respect to such issuances. The Company repurchased 32,423 shares of Common Stock subject to the Rescission Offer for $548,000 and paid related interest charges of $125,000. Based upon the above, the Company has reclassified the remaining rescission liability and shares into stockholders' equity.

7. Stockholders' Equity

      Initial Public Offering and Direct Placements

Effective July 30, 1997, the Company reincorporated under the laws of the state of Delaware. In addition, the Company authorized 100,000,000 shares of its common stock. Upon closing of the initial public offering (the Public Offering), all outstanding shares of Series A, B, C, and D convertible preferred stock and Class B common stock were converted into common stock.

On August 1, 1997, the Company effected its Public Offering of common stock. The offering consisted of 4,300,000 shares of common stock issued to the public at $12.00 per share. Concurrent with the closing of the Public Offering, certain strategic investors, including Williams, purchased directly from the Company 1,499,236 shares of common stock having an aggregate purchase price of approximately $18 million (including the cancellation of approximately $3 million in indebtedness). Such shares are unregistered shares and were purchased at the Public Offering price of $12.00 per share.

In connection with the direct purchase, the Company issued warrants to one of the strategic investors to purchase 291,667 shares of the Company's common stock at $6.00 per share (see Note 8). In September, the underwriters exercised an option to purchase an additional 645,000 shares of common stock at the Public Offering price of $12.00 per share to cover over-allotments in connection with the Public Offering.

      Redeemable Exchangeable Preferred Stock

In June 1998, the Company completed a $150 million private placement of 13 1/2% Series A Senior Redeemable Exchangeable Preferred Stock due 2010 (Series A Preferred). In September 1998, the Company issued 154,657 shares of its 13 1/2% Series B Senior Redeemable Exchangeable Preferred Stock due 2010 (Series B Preferred) in exchange for all outstanding shares of the Series A Preferred pursuant to a registered exchange offer. Each share of Series B Preferred has a liquidation preference of $1,000 per share. Dividends on the Series B Preferred accrue at a rate of 13 1/2% per annum of the liquidation preference thereof and are payable quarterly in arrears commencing on September 1, 1998. Dividends are payable in cash, except that on each dividend payment date occurring on or prior to June 1, 2003, dividends may be paid, at the Company's option, by the issuance of additional shares of Series B Preferred having an aggregate liquidation preference equal to the amount of such dividends. For the year ended December 31, 1998, the Company issued a total of 9,865 shares of Series B Preferred Stock as payment of the quarterly dividends. Series B Preferred Stock has no voting rights.

Item 7(a)

The Series B Preferred is redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at redemption rates (expressed as a percentage of the liquidation preference) commencing with 106.75% on June 1, 2003 and declining to 100% on June 1, 2008, plus accumulated and unpaid dividends to the date of redemption. In addition, prior to June 1, 2001, the Company may, at its option, redeem up to a maximum of 35% of the initially issued Series B Preferred from the net proceeds of one or more public equity offerings or the sale of common stock to a strategic investor. The Series B Preferred is subject to mandatory redemption at its liquidation preference, plus accumulated and unpaid dividends on June 1, 2010.

On any scheduled dividend payment date, the Company may, at its option, exchange in whole but not in part the then outstanding shares of Series B Preferred for 13 1/2% Senior Subordinated Debentures due 2010 (Exchange Debentures) with a principal amount equal to the aggregate liquidation preference of the Preferred Stock. If the Exchange Debentures were issued, they would mature on June 1, 2010. Interest on the Exchange Debentures would be payable semi-annually in arrears. Interest payable on or prior to June 1, 2003 may be paid in the form of additional Exchange Debentures valued at the principal amount thereof.

The Company is accreting the Series B Preferred to its liquidation preference through the due date of the Series B Preferred. The accretion for the year ended December 31, 1998 was approximately $11,676,000. In connection with the issuance of Series A Preferred and Series B Preferred, the Company incurred approximately $5,852,000 of issuance costs. These costs are being accreted over 12 years which amounted to $282,000 for the year ended December 31, 1998.

      Stock Option Plans

1995 Stock Incentive Plan for Employees and Consultants. The Company's 1995 Stock Incentive Plan for Employees and Consultants (the 1995 Plan) provided for the granting to employees of incentive stock options and for the granting to employees and consultants of nonstatutory stock options, stock appreciation rights (SARs) and restricted stock awards (RSAs). No SARs or RSAs have been granted under the 1995 Plan. The 1995 Plan was terminated effective October 4, 1996. As of December 31, 1998, options to purchase 162,157 shares of common stock at a weighted exercise price of $3.75 per share were outstanding under the 1995 plan of which 102,910 options were vested.

Amended and Restated 1996 Stock Plan. The Company's Amended and Restated 1996 Stock Plan (the Restated 1996 Plan) provides for the granting to employees of incentive stock options and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (Rights). The Restated 1996 Plan has been terminated. As of December 31, 1998, options to purchase 678,846 shares of common stock at a weighted average exercise price of $6.40 per share were outstanding of which 246,460 were vested.

The Restated 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Restated 1996 Plan provides the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.

1997 Stock Plan. The Company's 1997 Stock Plan (the 1997 Plan) provides for the granting to employees of incentive stock options and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (Rights). The 1997 Plan was approved by the Board of Directors on June 6, 1997 and by the stockholders on June 30, 1997. An amendment increasing the number of shares thereunder from 1,500,000 to 2,250,000 was approved by the Board of Directors on April 10, 1998, 1998 and the Stockholders on May 20, 1998. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. Options granted under the 1997 Plan must generally be exercised within three months of the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and Rights granted under the 1997 Plan is determined by the 1997 Plan's Compensation Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation," the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock

Item 7(a)

option must not exceed five years. The term of other incentive stock options granted under the 1997 Plan may not exceed ten years. A total of 2,250,000 shares of common stock are currently reserved for issuance pursuant to the 1997 Plan. As of December 31, 1998, options to purchase 2,113,929 shares of common stock at a weighted average exercise price of $18.21 per share were outstanding of which 111,909 were vested, and 96,582 shares of common stock remained available for future grants under the 1997 Plan.

The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the 1997 Plan provides for the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.

1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the 1997 Purchase Plan) was approved by the Board of Directors on June 6, 1997 and by the stockholders on June 30, 1997. A total of 500,000 shares of common stock has been reserved for issuance under the 1997 Purchase Plan. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, consists of 24-month offering periods beginning on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period, which commenced on August 4, 1997 and ended on February 13, 1998. Each offering period contains four six-month purchase periods. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. The 1997 Purchase Plan permits eligible employees to purchase common stock through payroll deductions of up to 10% of an employee's compensation (excluding overtime, shift premium, and other bonuses and incentive compensation), up to a maximum of $25,000 for all offering periods ending within the same calendar year. No employee may purchase more than 25,000 shares in any purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the current purchase period. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company. During the year ended December 31, 1998, 74,142 shares were purchased under the 1997 Purchase Plan at a weighted average price of $10.54 per share.

The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option shall be assumed or an equivalent option shall be substituted for it, or the Board of Directors or its committee shall shorten the purchase and offering periods then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The 1997 Purchase Plan will terminate in 2007.

The Company issued options to purchase 179,300 shares of common stock in December 1996, 40,267 shares of common stock in January 1997, 216,733 shares of common stock in June 1997, and repriced 181,473 options in July 1997. The Company recorded deferred compensation, for financial reporting purposes, of approximately $188,000 in 1996 and $1,303,000 for the year ended December 31, 1997, with respect to such option grants to reflect the difference between the exercise price and the deemed fair value for financial reporting purposes of these shares. Amortization of this deferred compensation was $0, $222,000 and $373,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The amortization of this deferred compensation will continue over the four year vesting period of the associated stock options.

Item 7(a)

The following table summarizes stock option activity under all of the Plans:

                                             Number of            Price Per
                                              Shares                Share
                                              ------                -----
Balance at December 31, 1995..............     807,083         $ 3.75--$ 33.00
     Granted..............................     421,620              $3.75
     Exercised............................      (4,483)        $ 3.75--$  9.00
     Canceled.............................     (95,218)        $ 3.75--$ 30.00
                                             ---------
Balance at December 31, 1996..............   1,129,002         $ 3.75--$ 33.00
     Granted..............................   1,472,338         $ 3.75--$ 11.25
     Exercised............................     (64,544)             $3.75
     Canceled.............................    (244,630)        $ 3.75--$ 11.25
                                             ---------
Balance at December 31, 1997..............   2,292,166         $ 3.75--$ 30.00
     Granted..............................   1,883,958         $ 9.88--$ 75.89
     Exercised............................    (611,694)        $ 3.75--$ 20.87
     Canceled.............................    (247,831)        $ 3.75--$ 75.89
                                             ---------
Balance at December 31, 1998..............   3,316,599         $ 3.75--$ 75.89
                                             =========

The weighted average fair value of options granted during 1996, 1997 and 1998 was $0.87, $1.87 and $12.67, respectively.

The following table summarizes information concerning currently outstanding and exercisable options as of December 31, 1998:

                                                             Options Outstanding                    Options Exercisable
                                                             -------------------                    -------------------
                                                                  Weighted
                                                                   Average          Weighted                       Weighted
                                                                  Remaining          Average         Number         Average
                                                      Number      Contractual       Exercise       Exercisable      Exercise
               Exercise Prices                     Outstanding       Life             Price        and Vested        Price
               ---------------                     -----------       ----             -----        ----------        -----
$3.75.......................................          565,168        7.31            $  3.75         374,715        $  3.75
$6.00.......................................          311,828        8.04            $  6.00         131,443        $  6.00
$8.85--$9.30.................................         218,564        8.47            $  9.13          78,058        $  9.15
$9.88--$11.25................................         515,066        8.86            $ 11.04         111,409        $ 11.21
$12.45--$30.00...............................       1,693,688        9.38            $ 20.26          72,812        $ 14.47
$37.95--$75.89...............................          12,285        8.46            $ 60.07           6,539        $ 60.30
                                                    ---------                                        -------
Total.......................................        3,316,599                                        774,976
                                                    =========                                        =======

Item 7(a)

     Stock-Based Compensation

Pro forma information regarding results of operations and loss per share is required by FAS 123 for awards granted after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under a valuation method permitted by FAS 123. The value of the Company's stock-based awards to employees in 1995 and 1996 was estimated using the minimum value method. Options granted after the Public Offering have been valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with FAS 123, in arriving at an option valuation. The minimum value method does not consider stock price volatility. Further, certain other assumptions necessary to apply the Black-Scholes model may differ significantly from assumptions used in calculating the value of options granted in 1995 and 1996 under the minimum value method.

The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted average assumptions:

                                                1996         1997       1998
                                                ----         ----       ----
      Expected volatility.....................   N/A         .250       .935
      Expected life of options in years.......   4.0          3.3       3.49
      Risk-free interest rate.................   6.3%         6.0%       5.0%
      Expected dividend yield.................  0.00%        0.00%      0.00%

For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the options' vesting period. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by FAS 123, net loss and net loss per share would have increased to the pro forma amounts indicated in the table below (in thousands except per share amounts):

                                                                                                 Year Ended December 31,
                                                                                                 -----------------------
                                                                                           1996            1997            1998
                                                                                           ----            ----            ----
      Net loss attributable to common stockholders as reported.....................     $(66,381)       $(55,582)      $ (94,064)
      Net loss attributable to common stockholders--pro forma......................     $(66,605)       $(56,224)      $(100,030)
      Net loss per share attributable to common stockholders--as reported..........     $ (13.46)       $  (5.63)      $   (6.47)
      Net loss per share attributable to common stockholders--pro forma............     $ (13.49)       $  (5.70)      $   (6.88)

8. Warrants to Purchase Common Stock

In connection with the Company's Public Offering, all of the outstanding warrants to purchase preferred stock were converted to warrants to purchase common stock. The following warrants to purchase shares of the Company's common stock were outstanding at December 31, 1998:

                                                                                                  Warrants Outstanding
                                                                                                  --------------------
                                                                                         Number     Weighted Average       Year
                                   Exercise Prices                                     of Shares     Exercise Price       Expires
                                   ---------------                                     ---------     --------------       -------
      $19.49.....................................................................        877,718         $ 19.49           1999
      $3.75-$26.87...............................................................        185,742         $ 20.42           2000
      $6.00-$68.30...............................................................        439,668         $  6.19           2002
      $10.86.....................................................................        951,108         $ 10.86           2007
                                                                                       ---------
                                                                                       2,454,236
                                                                                       =========

The Company is obligated to issue a warrant to purchase 906,679 shares to SBC Communications Inc. in connection with an agreement signed in October 1998. The warrant will be issued upon the closing of the SBC Financing Agreement (See Note
14).

Item 7(a)

The above warrants were issued at various times over the last several years in connection with a service agreements, a capital lease agreement, several debt and equity financings and a reseller agreement The Company has deemed the fair market value of such warrants, using the Black-Scholes method, to be $822,000, $61,000, $5,700,000, $2,623,000 and $1,900,000, respectively. The Company is amortizing the value of the warrants over the term of the related agreements which range from one to ten years. Amortization expense for the years ended December 31, 1996, 1997 and 1998 was $1,942,000, $1,720,000 and $767,000,
respectively. The Company has reserved the amount of shares necessary to meet the exercise of these warrants.

9. Employee Benefit Plans

      Retirement Savings Plan

The Company maintains a contributory 401(k) plan that covers substantially all employees. The Company contributes $0.30 for every $1.00 contributed by the participant up to a maximum of 1.5% of the participants' compensation. The Company contributed $45,000, $158,000 and $266,000 to the plan during the years ended December 31, 1996, 1997 and 1998, respectively.

10. Income Taxes

As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $208,000,000 and $138,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in the years 2003 through 2018, if not utilized.

Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes of December 31, 1997 and 1998 are as follows (in thousands):

                                                             1997         1998
                                                             ----         ----

     Deferred tax assets:
          Net operating loss carryforwards...............  $55,000      $85,000
          Write-off of network equipment.................    4,000        4,000
          Other, net.....................................    1,000        3,000
                                                          --------     --------
     Total deferred tax assets...........................   60,000       92,000
                                                          --------     --------
     Deferred tax liabilities:
          Other, net.....................................    2,000        2,000
                                                          --------     --------
     Net deferred tax assets.............................   58,000       90,000
     Valuation allowance.................................  (58,000)     (90,000)
                                                          --------     --------
                                                          $     --     $     --
                                                          ========     ========

The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since inception and the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology. The Company believes that, based on the currently available evidence, it is more likely than not that the Company will not generate taxable income through 1999, and possibly beyond, and accordingly will not realize the Company's deferred tax assets through 1999 and possibly beyond. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. In addition, the utilization of net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

The net valuation allowance increased by approximately $21,000,000 in 1997 and $32,000,000 in 1998.

Item 7(a)

11. Related Party Transactions--Other

A former officer of the Company is a majority shareholder of a vendor of the Company. The Company incurred marketing fees to the vendor totaling $2,448,000, $2,600,000 and $1,085,000 in the years ended December 31, 1996, 1997, and 1998, respectively.

12. Contingencies

In late April and early May, 1997, three putative securities class action complaints were filed in the United States District Court, Central District by certain stockholders of Diana Corporation (Diana), the parent corporation of Sattel Communications LLC (Sattel), alleging securities fraud related to plaintiffs' purchase of shares of Diana Common Stock in reliance upon allegedly misleading statements made by defendants, Diana, Sattel and certain of their respective affiliates, officers and directors (Diana Suit). The Company was named as a defendant in the complaint in connection with certain statements made by Diana and officers of Diana related to the Company's purchase of network switching equipment from Diana's Sattel subsidiary. The plaintiffs seek unspecified compensatory damages (See Note 15).

While the ultimate outcome of such litigation is uncertain, the Company believes it has meritorious defenses to the claims and intends to conduct a vigorous defense. An unfavorable outcome in this matters could have a material adverse effect on the Company's financial condition. In addition, even if the ultimate outcomes is resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either or which could have a material adverse effect on the Company's results of operations.

      Sattel Settlement

On April 22, 1997, a complaint was filed in the Los Angeles County, California Superior Court against the Company and other unnamed defendants by Sattel Communications LLC (Sattel). Sattel's complaint alleged that the Company was in breach of an agreement to pay for up to $4.3 million of DSS Switches from Sattel for use in the Company's network and also sought unspecified consequential and punitive damages. On July 11, 1997, the Company settled the complaint with Sattel in the amount of $4.4 million. The Company also purchased 32,986 shares of the Company's common stock held by Sattel on the day after the closing of the offering at the Public Offering price. In August, 1997 the Company made cash payments to Sattel totaling approximately $4.8 million, to satisfy its obligations pursuant to the settlement agreement and the repurchase of common stock. Upon the settlement of the Sattel complaint, the Company recorded $970,000 of other income related to the reversal of previously established reserves.

13. Business Combinations

On February 5, 1998, the Company acquired all of the outstanding stock of InterNex Information Services, Inc. (InterNex). The transaction was accounted for using the purchase method of accounting. The total purchase price of approximately $23.9 million consisted of a $15.5 million cash payment upon closing and the assumption of approximately $8.4 million of InterNex's liabilities (including acquisition costs).

A summary of the purchase price allocation is as follows (in thousands):

     Current and other assets..................................  $ 1,348
     Computer and telecommunications equipment.................    4,784
     Goodwill..................................................    9,496
     Other intangible assets...................................    3,080
     Write-off of in process technology........................    5,200
                                                                 -------
          Total purchase price allocation......................  $23,908
                                                                 =======

Goodwill arising from the acquisition is being amortized on a straight-line basis over 5 years. Other intangible assets include developed technology, assembled workforce and customer lists and are being amortized over their useful lives ranging from two to four years.

Item 7(a)

In May 1998, the Company acquired Delta Internet Services, Inc. ("DeltaNet") in a transaction that was accounted for as a pooling of interests. The Company issued approximately 226,000 shares of its common stock to DeltaNet shareholders in exchange for all outstanding DeltaNet shares. The Company also assumed outstanding DeltaNet options and warrants which were converted to options and warrants to purchase approximately 98,000 and 7,000 shares, respectively, of the Company's common stock. The results of operations of DeltaNet for the period from April 1, 1998 through December 31, 1998 are included in the consolidated results of operations. The Company's historical consolidated financial statements prior to the combination have not been restated to reflect the financial results of DeltaNet as these results are not material. The consolidated results of operations for the year ended December 31, 1998 include an acquisition related charge of $1.3 million primarily related to severance costs, reserves for redundant facilities and assets and professional fees.

In August 1998, the Company acquired all of the outstanding stock of AnaServe, Inc. ("AnaServe"). The transaction was accounted for using the purchase method of accounting. The total purchase price of approximately $13.0 million consisted of a $9.6 million cash payment upon closing and the assumption of approximately $3.4 million of AnaServe's liabilities (including acquisition costs).

A summary of the purchase price allocation is as follows (in thousands):

     Current and other assets.....................................     $   467
     Computer and telecommunications equipment....................         497
     Goodwill.....................................................      11,630
     Other intangible assets......................................         416
                                                                       -------
          Total purchase price allocation.........................     $13,010
                                                                       =======

Goodwill is being amortized over five years. Other intangible assets include developed technology, assembled workforce and customer lists and are being amortized over their useful lives ranging from one to four years.

The following unaudited pro forma information represents the combined results of operations as if the acquisitions of InterNex, DeltaNet and AnaServe had occurred as of the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of that date or the results which may occur in the future.

                                                                                                  Year ended December 31,
                                                                                                1996        1997         1998
                                                                                                ----        ----         ----
                                                                                                        (In thousands,
                                                                                                    except per share data)
     Pro forma net revenues...............................................................    $ 25,958    $ 61,424     $ 89,435
     Pro forma net loss attributable to common stockholders...............................     (78,769)    (71,351)     (92,967)
     Pro forma net loss per share attributable to common stockholders.....................      (15.26)      (7.07)       (6.37)

The pro forma results include the historical operations of the Company and the historical operations of the acquired businesses adjusted to reflect certain pro forma adjustments, including the amortization of intangible assets, totaling $5.6 million during the years ended December 31, 1996 and 1997, and $1,724,000 during the year ended December 31, 1998. The pro forma results do not include the write-off of purchased research and development of $5.2 million since it is considered a non-recurring adjustment.

Item 7(a)

14. Strategic Relationship

In October 1998, the Company entered into a strategic business arrangement (Commitment Agreement) with SBC Communications Inc. (SBC) to integrate Concentric's Internet-based business data services and technology into SBC's "Online Office" portfolio of data products and services for business customers. In connection with this arrangement, SBC agreed to acquire 906,679 shares of Concentric common stock either on the open market or from the Company at a price of $24.15 per share (SBC Financing Agreement). In December 1998, SBC purchased 100,000 shares of the Company's common stock in two open market purchases. The Company also agreed to issue a warrant to SBC to purchase an additional 906,679 shares. The warrant expires three years from the date of issuance and will be exercisable at $21 per share. The Company used the Black-Scholes method to determine the fair market value of the warrant and allocated $1,900,000 of the warrant value to the Commitment Agreement which will be amortized over the life of the Commitment Agreement.

15. Subsequent Event

      Public Offering

On January 15, 1999, the Board of Directors authorized the Company to proceed with a public offering of the Company's common stock.

      Litigation

On January 24, 1999, the Company agreed in principle to settle the Diana Suit for $750,000. The settlement is contingent upon court approval and certain other conditions.

      Equity Investment

On January 22, 1999, the Company purchased approximately $10.0 million of common stock from Covad Communications in a private placement.

      SBC Financing Agreement

On January 29, 1999, SBC purchased 806,679 shares of common stock from the Company in connection with the SBC Financing Agreement for net proceeds of approximately $19,500,000 and issued SBC a warrant to purchase 906,679 shares of the Company's common stock at an exercise price of $21.00 per share.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


Unaudited Pro Forma Condensed Combined Financial Statements of NEXTLINK and Concentric

The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of NEXTLINK and Concentric, including their respective subsidiaries after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of September 30, 1999, set forth below gives effect to the Merger as if it occurred on September 30, 1999. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999, give effect to the Merger as if it occurred January 1, 1998. These statements are prepared on the basis of accounting for the Merger as a purchase business combination and are based on the notes set forth in the notes to these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the audited historical consolidated financial statements of NEXTLINK and Concentric. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the Merger been completed on September 30, 1999 or at the beginning of the period for which the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

Item 7(b)

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Statements of NEXTLINK and Concentric

The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of NEXTLINK and Concentric, including their respective subsidiaries after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of September 30, 1999, set forth below gives effect to the Merger as if it occurred on September 30, 1999. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999, give effect to the Merger as if it occurred January 1, 1998. These statements are prepared on the basis of accounting for the Merger as a purchase business combination and are based on the notes set forth in the notes to these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the audited historical consolidated financial statements of NEXTLINK and Concentric. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the Merger been completed on September 30, 1999 or at the beginning of the period for which the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

Item 7(b)

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999
                (Dollars in thousands, except per share amounts)


                                                         Historical  Historical  Historical   Pro Forma             Pro Forma
                                                          NEXTLINK   Concentric  Combined    Adjustments   Note      Combined
                                                                       Note 4
                                                        -----------  ----------  ----------  -----------   ----     ---------
ASSETS

   Current assets:
      Cash and cash equivalents.......................    $497,919    $ 82,982    $580,901   $        --              $580,901


      Marketable securities...........................   1,146,055      70,396   1,216,451       375,000   3a
                                                                                                 (16,000)  3a
                                                                                                 651,419   3b
                                                                                                 (11,778)  3b
                                                                                                 850,000   3c
                                                                                                  (9,365)  3c
                                                                                                 (20,000)  2         3,035,727
      Accounts receivable, net........................      63,454      19,689      83,143            --                83,143
      Other current assets............................      30,621       8,562      39,183            --                39,183
      Restricted cash.................................          --     142,809     142,809            --               142,809
                                                        ----------    --------  ----------   -----------            ----------

           Total current assets.......................   1,738,049     324,438   2,062,487     1,819,276             3,881,763

   Property and equipment, net........................     953,576      73,927   1,027,503            --             1,027,503
   Goodwill on Concentric merger......................                                         2,262,203   2         2,262,203
   Other assets, net..................................     408,644      58,364     467,008       209,502   2
                                                                                                  16,000   3a
                                                                                                  11,778   3b          704,288
   Investment in fixed wireless licenses..............     926,678          --     926,678            --               926,678
                                                        ----------    --------  ----------   -----------            ----------

                Total assets..........................  $4,026,947   $ 456,729  $4,483,676   $ 4,318,759            $8,802,435
                                                        ==========    ========  ==========   ===========            ==========


LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Total current liabilities.............................    $201,800     $52,808    $254,608   $        --              $254,608

Long-term debt........................................   3,057,067     146,354   3,203,421       375,000   3a
                                                                                                 651,419   3b        4,229,840
Other long-term liabilities...........................      38,087       6,886      44,973            --                44,973
                                                        ----------    --------  ----------   -----------            ----------

             Total liabilities........................   3,296,954     206,048   3,503,002     1,026,419             4,529,421

Redeemable preferred stock............................     597,597     212,595     810,192       850,000   3c
                                                                                                  (9,365)  3c        1,650,827
Shareholders' equity (deficit):
   Common stock.......................................   1,118,535     363,684   1,482,219     2,084,224   2         3,648,759
                                                                                                 446,000   2
                                                                                                (363,684)  3d
   Deferred compensation..............................     (89,065)       (617)    (89,682)          617   3d          (89,065)
   Accumulated other comprehensive income.............     110,347          --     110,347            --               110,347
   Accumulated deficit................................  (1,007,421)   (324,981) (1,332,402)      324,981   3d
                                                                                                 (40,433)  2        (1,047,854)
                                                        ----------    --------  ----------   -----------            ----------

             Total shareholders' equity (deficit).....     132,396      38,086     170,482     2,451,705             2,622,187
                                                        ----------    --------  ----------   -----------            ----------

                Total liabilities and shareholders'
                  equity (deficit)....................  $4,026,947    $456,729  $4,483,676   $ 4,318,759            $8,802,435
                                                        ==========    ========  ==========   ===========            ==========

Item 7(b)

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                (Dollars in thousands, except per share amounts)


                                                        Historical   Historical               Pro Forma              Pro Forma
                                                         NEXTLINK    Concentric  Combined    Adjustments  Note       Combined
                                                                     Note 4
                                                        -----------  ----------- --------    ------------ ----       -----------
Revenue...............................................    $184,302     $101,175   $285,477   $        --               $285,477

Costs and Expenses:
   Operating..........................................     156,395       76,920    233,315            --                233,315
   Selling, general and administrative................     182,755       52,594    235,349            --                235,349
   Deferred compensation..............................       4,711                   4,711            --                  4,711
   Depreciation.......................................      67,429       20,207     87,636            --                 87,636
   Amortization.......................................      11,177        4,175     15,352       281,660   3e            297,012
   Write-off of in-process technology.................          --           --         --        40,433   2              40,433
                                                         ---------     --------  ---------     ---------              ---------

        Total costs and expenses......................     422,467      153,896    576,363       322,093                898,456

Loss from operations..................................    (238,165)     (52,721)  (290,886)     (322,093)              (612,979)

Net interest expense and other........................    (128,459)      (7,775)  (136,234)           --               (136,234)
                                                         ---------     --------  ---------     ---------              ---------

Net Loss..............................................    (366,624)     (60,496)  (427,120)     (322,093)              (749,213)

Preferred stock dividends and accretion...............     (51,179)     (18,430)   (69,609)           --                (69,609)
                                                         ---------     --------  ---------     ---------              ---------

Net loss applicable to common shares..................   $(417,803)    $(78,926) $(496,729)    $(322,093)             $(818,822)
                                                         =========     ========  =========     =========              =========

Net loss per share (basic and diluted)................   $   (3.41)    $  (2.03)                                      $   (5.50)
                                                         =========     ========                                       =========

Shares used in computation of net loss per share......     122,357       38,920                                         148,908
                                                         =========     ========                                       =========
                                                                                                                        Note 3f

Item 7(b)

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (Dollars in thousands, except per share amounts)


                                                        Historical   Historical               Pro Forma              Pro Forma
                                                         NEXTLINK    Concentric  Combined    Adjustments  Note       Combined
                                                                     Note 4
                                                        -----------  ----------- --------    ------------ ----       -----------

Revenue...............................................  $139,667    $82,807   $222,474        $      --                $ 222,474

Costs and Expenses:
   Operating..........................................   123,675     65,588    189,263               --                  189,263
   Selling, general and administrative................   156,929     53,247    210,176               --                  210,176
   Deferred compensation..............................     4,993         --      4,993               --                    4,993
   Depreciation.......................................    45,638     24,442     70,080               --                   70,080
   Amortization.......................................    14,616      3,842     18,458          375,547     3e           394,005
   Acquisition related charges........................        --      1,291      1,291               --                    1,291
   Write-off of in-process technology.................        --      5,200      5,200           40,433     2             45,633
                                                        --------    -------   --------        ---------                ---------

        Total costs and expenses......................   345,851    153,610    499,461          415,980                  915,441

Loss from operations..................................  (206,184)   (70,803)  (276,987)        (415,980)                (692,967)

Net interest expense and other........................   (72,156)   (14,345)   (86,501)              --                  (86,501)
                                                        --------    -------   --------        ---------                ---------

Net Loss..............................................  (278,340)   (85,148)  (363,488)        (415,980)                (779,468)

Preferred stock dividends and accretion...............   (58,773)   (11,958)   (70,731)              --                  (70,731)
                                                        --------    -------   --------        ---------                ---------

Net loss applicable to common shares..................  (337,113)  $(97,106) $(434,219)       $(415,980)               $(850,199)
                                                        ========   ========  =========        =========                =========

Net loss per share (basic and diluted)................  $ (3.13)   $  (3.34)                                           $   (6.33)
                                                        ========   ========                                            =========

Shares used in computation of net loss per share......  107,708      29,094                                              134,259
                                                        ========   ========                                            =========
                                                                                                                         Note 3f

Item 7(b)

       NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.    Basis of Presentation

           The unaudited pro forma condensed combined balance sheet as of September 30, 1999, gives effect to the Merger as if it had occurred on September 30, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999, give effect to the Merger as if it had occurred January 1, 1998. These statements are prepared on the basis of accounting for the Mergers as purchase business combinations.

Note 2.    Purchase Price and Purchase Price Allocation

           The Merger will result in an allocation of purchase price to the tangible and intangible assets of Concentric, as well as a write-off of the portion of the purchase price allocated to in-process technology. The transaction is not expected to result in an incremental deferred tax liability. Such allocation reflects the estimated fair value of assets acquired by NEXTLINK based upon information available at the date of the accompanying unaudited pro forma condensed combined financial statements. The allocation will be adjusted based on the final determination of asset values and the final purchase price.

           Concentric's primary common stock outstanding and NEXTLINK's market value per share used to calculate the exchange ratio, equivalent NEXTLINK common stock exchanged and the resulting consideration exchanged for Concentric common stock was based on information available on January 7, 2000, the latest practicable date.

           Concentric's outstanding options and warrants will be converted to equivalent options and warrants of the Newco. The number of options and warrants and the exercise prices will be adjusted such that the Newco options and warrants issued for Concentric options and warrants will have an equivalent intrinsic value per option and warrant. The term and vesting of the options and warrants will not be modified. Accordingly, the estimated fair value of these options and warrants has been included in the determination of the purchase price. The fair value of the options and warrants to purchase shares in Newco was determined based on the number of options and warrants outstanding as of January 7, 2000, the latest practicable date.

           The aggregate purchase price was determined as follows (in thousands):

           Concentric common shares outstanding at January 7, 2000 ......................       46,320
           Exchange ratio ($45 per share/NEXTLINK January 7, 2000 market value per share)
                                                                                                0.5732
                                                                                            ----------

           Equivalent NEXTLINK common stock exchanged ...................................       26,551
           NEXTLINK market value per share January 7, 2000 ..............................   $    78.50
                                                                                            ----------

               Fair value of common stock issued ........................................   $2,084,224


                Fair value of Concentric liabilities at September 30, 1999 ..............      206,048
                Fair value of Concentric preferred stock at September 30, 1999 ..........      212,595
                Fair value of Concentric options ........................................      157,000
                Fair value of Concentric warrants .......................................      289,000
                Estimated investment banking, legal and accounting fees .................       20,000
                                                                                            ----------

           Total consideration ..........................................................   $2,968,867
                                                                                            ==========

Item 7(b)

           The aggregate purchase price was allocated to the tangible and intangible assets of Concentric as follows (in thousands):

           Fair value of assets acquired ................................................   $  456,729
           Fair value of current products and technology ................................      105,714
           Fair value of core technology ................................................       46,323
           Fair value of customer lists .................................................       44,322
           Fair value of in-process technology ..........................................       40,433
           Fair value of Concentric trade name ..........................................       13,143
           Preliminary goodwill .........................................................    2,262,203
                                                                                            ----------
           Aggregate purchase price .....................................................   $2,968,867
                                                                                            ==========

           The exchange ratio of NEXTLINK common stock for Concentric common stock is subject to change and may affect the final purchase price if the 20-day average trading price of NEXTLINK common stock prior to closing is less than $69.23 or greater than $90.91. Each $1 increase in the 20-day average trading price of NEXTLINK common stock in excess of $90.91 will result in an increase in goodwill of approximately $23 million and an annual increase of goodwill amortization of approximately $3.29 million.

Note 3.    Other Pro Forma Adjustments

            a. On February 7, 2000, NEXTLINK announced the closing of a $1 billion senior secured credit facility (the facility) syndicated to a broad group of lenders. The facility is comprised of a $387.5 million senior secured multi-draw term loan, a $225 million senior secured term loan and a $387.5 million revolving credit facility. Up to $125 million of the proceeds will be used to finance capital expenditures, to provide working capital and for other general corporate purposes, and all remaining proceeds will be used to provide purchase money financing for the construction, acquisition or improvement of telecommunications assets. NEXTLINK drew down $375 million of the term loan borrowings at closing. This draw, net of fees related to the facility, has been included in the pro forma adjustments.

            b. On November 17, 1999, NEXTLINK issued 10 1/2% Senior Notes and 12 1/8% Senior Discount Notes (collectively the Notes) for aggregate proceeds of $651.4 million. The proceeds from the Notes, net of fees, have been included in the pro forma adjustments.

            c. On January 20, 2000, NEXTLINK and Forstmann Little & Co. closed a transaction under which Forstmann Little invested $850 million in the form of convertible redeemable preferred stock. The preferred stock has a 3.75% dividend, and is redeemable into NEXTLINK common stock at a conversion price of $63.25 per share. The proceeds from this investment, net of fees and a closing dividend, have been included in the pro forma adjustments.

            d. The pro forma adjustments reflect the elimination of Concentric's historical common stock, deferred compensation and accumulated deficit as of September 30, 1999.

Item 7(b)

            e. The effect of allocating the aggregate purchase price to the tangible and intangible assets of Concentric results in additional amortization expense of $281.7 million for the nine-month period ended September 30, 1999, and $375.5 million for the year ended December 31, 1998. For amortization purposes, goodwill and has been assigned a seven-year life and all other acquired intangible assets have been assigned a four-year life.

            f. Pro forma shares outstanding used in the computation of net loss per share is based on the exchange rate (see Note 2) multiplied by Concentric's shares outstanding at January 7, 2000, combined with NEXTLINK's historically reported weighted average shares outstanding.

Note 4.     Reclassifications

            Certain historical amounts have been reclassified to conform with the pro forma condensed combined presentation.

(c) Exhibits.

      10.1 Credit and Guaranty Agreement, dated as of February 3, 2000, among NEXTLINK Communications, Inc., certain subsidiaries of NEXTLINK Communications, Inc., as guarantors, various lenders, Goldman Sachs Credit Partners L.P., as syndication agent, Toronto Dominion (Texas), Inc., as administrative agent, Barclays Bank PLC, and The Chase Manhattan Bank, as co-documentation agents and Goldman Sachs Credit Partners L.P., and TD Securities (USA) Inc., as joint lead arrangers.

      23.1  Consent of Ernst & Young LLP.

      99.1  Press Release of NEXTLINK Communications, Inc. date February 7,
            2000.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NEXTLINK COMMUNICATIONS, INC.

                                   By /s/ Gary D. Begeman
                                      -------------------------------------
                                      Name:  Gary D. Begeman
                                      Title: Senior Vice President, General
                                             Counsel and Secretary

February 14, 2000